Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, AUGUST 19, 2010
Contact:
David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2011 FIRST QUARTER RESULTS

•	Revenue and earnings decline; guidance updated
•	Free cash flow and working capital management remain strong
•	Convertible subordinated notes of $133 million retired
•	Company to record goodwill impairment charge based on macro-economic factors

Greenville, WI, August 19, 2010—School Specialty (NASDAQ: SCHS) today reported fiscal 2011 first quarter financial results. Revenue for the first quarter was $253.0 million compared with $330.4 million in the first quarter of the prior fiscal year, a decline of 23 percent. The decline is higher than the estimated range of 17 percent to 20 percent previously discussed by management, and is primarily due to continued delays in school purchases, increasing price competition in the furniture markets, and the continued impact of execution issues created earlier in the year. Excluding revenue from divestitures of $10.7 million in fiscal 2010, comparable revenue declined 21 percent.

During the first quarter, the company performed its annual goodwill impairment testing. The continuation of state budget challenges and school spending cuts, and the resulting effects on the company’s operating results, has created a shortfall in the fair value estimation for goodwill below the current book value. Based upon preliminary estimates, the company expects to record a pre-tax non-cash impairment charge in the range of $390 million to $440 million. This impairment is a non-cash expense that will not affect the company’s debt position, cash flow, liquidity or financial ratios under its revolving credit facility.

Net income, excluding the estimated goodwill impairment charge, was $13.3 million compared with $28.4 million in last year’s first quarter. Diluted earnings per share were $0.70 compared with $1.51 last year. Including the estimated goodwill impairment charge, the net loss reported is expected to be approximately $315 million to $353 million ($16.70 to $18.71 per share).

Free cash flow improved in the first quarter of fiscal 2011 by $15.2 million, or 55 percent, over fiscal 2010’s first quarter. Free cash flow benefited from continuing improvements in working capital management and an improved cash conversion cycle. Total debt declined $68.9 million, or 17 percent, compared to the same period last year. In addition, following the quarter end the company successfully completed a debt refinancing through the retirement of $132.9 million in convertible subordinated notes, which was completed August 2, 2010, and funded by the company’s new bank credit facility.

Chief Executive Officer David J. Vander Zanden said it is more appropriate to combine the results of the first two quarters to gauge performance of the business, adding that the delays in school ordering experienced in the first quarter will be apparent in the second quarter when the company expects to see revenue growth in the Accelerated Learning segment. The company expects that Accelerated Learning’s second quarter growth will reduce the segment’s revenue decline for the first half of the year to the mid-single-digits, excluding divestitures.

“There was spending reluctance on the part of schools during the first quarter, however with most school budgets now set, we are seeing an increase in order activity,” said Vander Zanden. “As was the case in our last fiscal year, our largest revenue decrease is in furniture due to a continued reduction in school construction. First quarter furniture revenue was off 31 percent, and we see no near-term improvement in school construction activity. However, we launched a new line of furniture in August that we expect will make us more price competitive. In addition, we expect pricing pressures for both furniture and consumable products to negatively affect gross margins in coming quarters,” added Vander Zanden. “Accelerated Learning products are not as price sensitive and their gross margins are expected to show modest improvement.”

He added that management is encouraged by several new revenue initiatives, including opportunities involving the U.S. Communities purchasing cooperative, new product offerings in Accelerated Learning, and the Amazon.com purchasing portal. “Across School Specialty, our associates are working very hard to increase revenue, enhance customer service and improve efficiencies within a very difficult business environment,” said Vander Zanden. “Their efforts will be the key to our future success as we emerge from this challenging period in our history.”

First Quarter Financial Results

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Revenue for fiscal 2011’s first quarter was $253.0 million, compared with $330.4 million in fiscal 2010’s first quarter. The decrease was primarily due to reductions, or delays, in spending by many school districts, a significant decline in school construction activity impacting furniture sales, and certain execution issues in the Educational Resources segment. Approximately $10.7 million of the decline, or 2 percent, was related to the fiscal 2010 divestiture of School Specialty Publishing.

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Gross profit was $108.1 million compared with $142.8 million in last year’s first quarter. Consolidated gross margin declined 50 basis points to 42.7 percent, compared with the prior year’s 43.2 percent. The decline in gross margin was related primarily to higher customer discounts within the Educational Resources segment, partially offset by a favorable product mix.

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Selling, general and administrative (SG&A) expenses declined $10.4 million to $77.8 million compared with the prior year’s $88.3 million. The decrease is primarily attributable to lower volume and the ongoing favorable impact of last year’s cost reduction, integration and divestiture activities.

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Interest expense in the first quarter was $8.1 million compared with last year’s $7.6 million. First quarter fiscal 2011 interest expense includes $3.4 million of non-cash interest expense related to the company’s convertible debt, compared to $3.1 million of non-cash interest expense in last year’s first quarter.

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Net income, excluding the goodwill impairment charge, was $13.3 million compared with last year’s $28.4 million. Diluted earnings per share were $0.70 compared with $1.51 last year. Including the impairment charge discussed previously, the net loss reported will be approximately $315 million to $353 million ($16.70 to $18.71 per share).

Convertible Debt Retirement

On August 2, 2010, subsequent to quarter end, the company redeemed $132.9 million of its convertible debt using borrowings on its $350.0 million revolving credit facility. At the end of the first quarter of fiscal 2011, the company had zero borrowings on this revolving credit facility.

Outlook

School Specialty has updated its full-year fiscal 2011 guidance for revenue, earnings and free cash flow. The company now expects revenue to range from $735 million to $770 million, compared with the prior guidance of $790 million to $825 million. Diluted earnings per share for fiscal 2011, excluding the non-cash impairment charge, is now expected to range from $0.15 to $0.45, reflecting lower revenue and gross margins, compared with the prior guidance of $1.00 to $1.30. This range includes a non-cash charge related to the convertible debt of $0.32. Excluding both charges, diluted earnings per share will be $0.37 to $0.72. Fiscal 2011 free cash flow guidance is now $40 million to $50 million, or $2.12 to $2.65 per diluted share, compared with the prior range of $60 million to $70 million. Both the revised and prior ranges include a $16 million cash tax payment obligation associated with the company’s retirement of $132.9 million in convertible notes.

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Conference Call

School Specialty will host a conference call to discuss its fiscal 2011 first quarter financial results. The conference call begins today, August 19, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investors section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects, or asset values, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 24, 2010, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended
	July 24, 2010	July 25, 2009
Revenues	$252,984	$330,367
Cost of revenues	144,912	187,576

Gross profit	108,072	142,791
Selling, general and administrative expenses	77,848	88,252

Operating income	30,224	54,539

Other (income) expense:
Interest expense	8,130	7,560
Interest income	—	(10)

Income before provision for income taxes	22,094	46,989
Provision for income taxes	8,791	18,560
Income before from investment in unconsolidated affiliate	$13,303	$28,429

Equity in (losses) earnings of unconsolidated affiliate, net of tax	—	—

Net income	$13,303	$28,429

Weighted average shares outstanding:
Basic	18,864	18,829
Diluted	18,891	18,876

Net Income per Share:
Basic	$0.71	$1.51
Diluted	$0.70	$1.51

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SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	July 24, 2010	April 24, 2010	July 25, 2009
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,586	$21,035	$3,867
Accounts receivable	177,888	72,734	237,942
Inventories	126,828	99,910	167,921
Deferred catalog costs	10,268	13,593	9,816
Prepaid expenses and other current assets	16,115	14,318	17,191
Refundable income taxes	—	1,539	—
Deferred taxes	9,866	9,867	9,805

Total current assets	349,551	232,996	446,542
Property, plant and equipment, net	64,672	66,607	69,060
Goodwill	537,976	540,248	539,109
Intangible assets, net	163,741	166,552	165,505
Other	33,125	33,118	27,632
Investment in unconsolidated affiliate	28,308	28,299	—

Total assets	$1,177,373	$1,067,820	$1,247,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$133,809	$132,397	$128,354
Accounts payable	126,169	47,954	131,280
Accrued compensation	10,764	7,501	12,871
Deferred revenue	5,466	4,312	5,777
Accrued income taxes	4,264	—	12,502
Other accrued liabilities	37,458	30,905	43,440

Total current liabilities	317,930	223,069	334,224
Long-term debt - less current maturities	201,587	199,742	275,902
Deferred taxes	94,327	92,398	63,982
Other liabilities	1,423	1,423	913

Total liabilities	615,267	516,632	675,021

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,290,345; 24,280,097 and 24,255,767 shares issued, respectively	24	24	24
Capital paid-in excess of par value	437,513	436,959	462,287
Treasury stock, at cost - 5,420,210; 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)	(186,637)
Accumulated other comprehensive income	21,113	24,052	17,785
Retained earnings	290,093	276,790	279,368

Total shareholders’ equity	562,106	551,188	572,827

Total liabilities and shareholders’ equity	$1,177,373	$1,067,820	$1,247,848

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Three Months Ended
	July 24, 2010	July 25, 2009
Cash flows from operating activities:
Net income	$13,303	$28,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	6,988	6,762
Amortization of development costs	1,537	1,831
Amortization of debt fees and other	625	520
Share-based compensation expense	827	1,273
Deferred taxes	1,748	3,661
Investment in unconsolidated affiliate	—	—
Non cash convertible debt deferred financing costs	3,436	3,166
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(105,190)	(134,156)
Inventories	(26,921)	(40,582)
Deferred catalog costs	3,325	5,721
Prepaid expenses and other current assets	(259)	3,802
Accounts payable	77,721	74,259
Accrued liabilities	15,181	22,978

Net cash used in operating activities	(7,679)	(22,336)

Cash flows from investing activities:
Additions to property, plant and equipment	(2,410)	(2,946)
Proceeds from business dispositions	—	200
Investment in product development costs	(2,181)	(2,194)

Net cash used in investing activities	(4,591)	(4,940)

Cash flows from financing activities:
Proceeds from bank borrowings	35,400	109,800
Repayment of debt and capital leases	(35,579)	(80,365)
Payment of debt fees and other	—	(238)
Proceeds from exercise of stock options	—	75

Net cash (used in)/provided by financing activities	(179)	29,272

Net decrease in cash and cash equivalents	(12,449)	1,996
Cash and cash equivalents, beginning of period	21,035	1,871

Cash and cash equivalents, end of period	$8,586	$3,867

Free cash flow reconciliation:
Net cash used in operating activities	$(7,679)	$(22,336)
Additions to property and equipment	(2,410)	(2,946)
Investment in development costs	(2,181)	(2,194)

Free cash flow	$(12,270)	$(27,476)

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School Specialty, Inc.

Segment Analysis – Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2011

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	1Q11-QTD	1Q10-QTD	Change $	Change %	1Q11-QTD	1Q10-QTD
Revenues
Educational Resources	$175,418	$224,943	$(49,525)	-22.0%	69.3%	68.1%
Accelerated Learning (1)	77,399	106,345	(28,946)	-27.2%	30.6%	32.2%
Corporate and Interco Elims	167	(921)	1,088		0.1%	-0.3%

Total Revenues	$252,984	$330,367	$(77,383)	-23.4%	100.0%	100.0%

					% of Revenues
	1Q11-QTD	1Q10-QTD	Change $	Change %	1Q11-QTD	1Q10-QTD
Gross Profit
Educational Resources	$62,110	$82,715	$(20,605)	-24.9%	57.5%	57.9%
Accelerated Learning	45,315	59,515	(14,200)	-23.9%	41.9%	41.7%
Intercompany Eliminations	647	561	86		0.6%	0.4%

Total Gross Profit	$108,072	$142,791	$(34,719)	-24.3%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	1Q11-QTD	1Q10-QTD

Educational Resources	35.4%	36.8%
Accelerated Learning	58.5%	56.0%
Total Gross Margin	42.7%	43.2%

(1)	Q1 fiscal 2010 revenue includes $10,746 related to the School Specialty Publishing business unit, which was divested in third quarter of fiscal 2010.

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